Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-E
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Strong Second-Quarter Financial Results Driven By Record Revenue and Increased Operating Margin

CHICAGO, July 28, 2011 – CME Group Inc. (NASDAQ: CME) today reported that second-quarter revenues increased 3 percent to a record $838 million and operating income increased 4 percent to $534 million from a year ago. Second-quarter 2011 operating margin was 64 percent, up from 63 percent in the second quarter of 2010. Operating margin is defined as operating income as a percentage of total revenues.

Second-quarter net income attributable to CME Group was $294 million, up 8 percent compared with the second quarter of 2010. Diluted earnings per share were $4.38, up 7 percent compared with the same period last year.

“CME Group delivered record revenue during the second quarter, driven by strong performance across interest rates, metals and agricultural commodities,” said CME Group Executive Chairman Terry Duffy. “Volume accelerated during the period and we reached record open interest of more than 100 million contracts in June. These results show that CME Group is uniquely positioned to provide the solutions customers need in today’s challenging economic and geopolitical environment, and the company will continue to take a leadership role in contributing to the resolution of legislative and regulatory issues so important to markets worldwide.”

“We are extremely pleased with both our top- and bottom-line results, which highlight the operating leverage inherent in our business model,” said CME Group Chief Executive Officer Craig Donohue. “We plan to build on these results, with a heightened focus on expenses, and we are reducing our second-half 2011 operating and capital expense guidance. Going forward, we intend to continue to successfully execute our global growth strategy by ensuring that we have the products, technology, clearing capabilities and global distribution systems to benefit from the opportunities created by changing market dynamics. We remain confident about our growth prospects and our ability to deliver shareholder value.”

Second-quarter 2011 average daily volume was 13.5 million contracts, in line with the second quarter of 2010, which included May 2010 record monthly average daily volume of 16.8 million contracts. Clearing and transaction fee revenue of $688 million was up 1 percent from $684 million in second-quarter 2010.

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Second-quarter total average rate per contract was 80.7 cents, up 2 percent from second-quarter 2010. Although total volume contained a higher proportion of lower-priced interest rates volume relative to the first quarter of 2011, the second quarter average rate per contract was in line with first-quarter 2011 due to lower volume discounts and a favorable venue mix.

Second-quarter 2011 operating expense was $304 million, down $4 million from first quarter this year. Second-quarter 2011 non-operating expense was $25 million, driven primarily by interest expense and borrowing costs of $29 million, offset by $5 million of investment income.

As of June 30, the company had $749 million of cash and marketable securities and $2.1 billion of debt. Following the Board authorization of a $750 million share buyback program on May 9, 2011, the company purchased 220,000 shares with an approximate aggregate value of $65 million.

Updated Guidance

•	The company expects 2011 total operating expense of $1.235 billion, down from $1.26 billion.

•	The company expects 2011 total capital expenditures of $165 million, down from $180 million.

•	For the second half of 2011, the company estimates an effective tax rate of approximately 42.5 percent, down from 43 percent.

CME Group will hold a conference call to discuss second-quarter 2011 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services for exchange-traded contracts, as well as for over-the-counter derivatives transactions through CME ClearPort®. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk in both listed and over-the-counter derivatives markets.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation

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of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers; ourability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations; changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the implementation of the Dodd-Frank Act; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the financial crisis that began in 2008 and any other future crises; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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20 South Wacker Drive Chicago, Illinois 60606 cmegroup.com

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$693.6	$855.2
Marketable securities	55.0	50.2
Accounts receivable, net of allowance	385.8	297.5
Other current assets (includes $40.0 and $0 in restricted cash)	178.9	146.1
Cash performance bonds and guaranty fund contributions	4,241.8	4,038.5

Total current assets	5,555.1	5,387.5
Property, net of accumulated depreciation and amortization	812.8	786.8
Intangible assets - trading products	17,040.5	17,040.5
Intangible assets - other, net of accumulated amortization	3,379.1	3,453.3
Goodwill	7,985.4	7,983.6
Other assets (includes $20.0 and $0 in restricted cash)	816.3	394.4

Total Assets	$35,589.2	$35,046.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$39.7	$51.8
Short-term debt	—	420.5
Other current liabilities	241.2	270.4
Cash performance bonds and guaranty fund contributions	4,241.8	4,038.5

Total current liabilities	4,522.7	4,781.2
Long-term debt	2,105.8	2,104.8
Deferred tax liabilities, net	7,786.5	7,840.4
Other liabilities	201.1	191.5

Total Liabilities	14,616.1	14,917.9
Redeemable non-controlling interest	70.6	68.1
Shareholders’ equity	20,902.5	20,060.1

Total Liabilities and Shareholders’ Equity	$35,589.2	$35,046.1

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Clearing and transaction fees	$687.8	$684.2	$1,379.1	$1,262.2
Market data and information services	107.9	102.0	214.9	189.6
Access and communication fees	11.3	11.2	22.8	22.1
Other	31.3	16.5	53.1	33.2

Total Revenues	838.3	813.9	1,669.9	1,507.1

Expenses
Compensation and benefits	117.5	103.1	239.8	201.9
Communications	10.8	10.9	20.7	21.0
Technology support services	13.4	12.7	25.4	24.9
Professional fees and outside services	30.7	25.2	61.4	56.4
Amortization of purchased intangibles	33.0	32.3	66.2	63.1
Depreciation and amortization	31.7	32.8	62.7	65.0
Occupancy and building operations	19.0	20.2	38.4	40.7
Licensing and other fee agreements	18.6	21.2	42.1	42.3
Other	29.1	40.4	54.6	62.0

Total Expenses	303.8	298.8	611.3	577.3

Operating Income	534.5	515.1	1,058.6	929.8

Non-Operating Income (Expense)
Investment income	4.6	4.4	23.4	15.5
Gains (losses) on derivative investments	—	—	(0.1)	6.0
Interest and other borrowing costs	(28.7)	(37.9)	(58.8)	(69.3)
Equity in net losses of unconsolidated subsidiaries	(1.1)	(1.5)	(2.2)	(3.0)

Total Non-Operating	(25.2)	(35.0)	(37.7)	(50.8)

Income Before Income Taxes	509.3	480.1	1,020.9	879.0

Income tax provision	(213.7)	(208.9)	(268.2)	(367.6)

Net Income	295.6	271.2	752.7	511.4
Less: Net income attributable to redeemable non-controlling interest	1.9	0.5	2.4	0.5

Net Income Attributable to CME Group	$293.7	$270.7	$750.3	$510.9

Earnings per Common Share Attributable to CME Group:
Basic	$4.40	$4.13	$11.23	$7.75
Diluted	4.38	4.11	11.20	7.73

Weighted Average Number of Common Shares:
Basic	66,759	65,582	66,808	65,906
Diluted	66,974	65,784	67,018	66,104

Notes:

Second-quarter 2010 results included a $20.5 million write down of goodwill of the company’s subsidiary, Credit Market Analysis Limited (CMA).

Year-to-date 2011 results include the Q1 2011 tax adjustment reflecting a $164 million benefit within tax expense associated with a change in our expected effective tax rate and its impact on our deferred tax expense and the release of reserves related to a foreign investment.

CME Group Inc.

Quarterly Operating Statistics

	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Trading Days	64	64	64	62	63

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Product Line
Interest rates	6,074	5,020	5,566	6,424	6,449
Equities	3,455	2,809	2,545	2,906	2,842
Foreign exchange	1,035	866	887	961	918
Energy	1,798	1,657	1,581	1,973	1,757
Agricultural commodities	855	941	1,067	1,154	1,159
Metals	308	257	372	376	403

Total	13,525	11,550	12,018	13,794	13,528

Venue
Electronic	11,340	9,574	9,978	11,605	11,454
Open outcry	1,539	1,327	1,418	1,467	1,393
Privately negotiated	198	181	222	224	242

Exchange-traded Total	13,077	11,082	11,618	13,296	13,090
CME ClearPort	448	468	400	498	438

Total	13,525	11,550	12,018	13,794	13,528

Average Rate Per Contract (RPC)

CME Group RPC

	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Product Line
Interest rates	$0.481	$0.495	$0.496	$0.481	$0.486
Equities	0.713	0.708	0.702	0.705	0.709
Foreign exchange	0.798	0.795	0.804	0.823	0.868
Energy	1.581	1.540	1.631	1.573	1.595
Agricultural commodities	1.282	1.256	1.219	1.271	1.303
Metals	1.749	1.791	1.708	1.732	1.636

Average RPC	$0.790	$0.810	$0.813	$0.808	$0.807

Venue
Exchange-traded	$0.732	$0.747	$0.748	$0.740	$0.745
CME ClearPort	2.489	2.292	2.704	2.630	2.665

Note: Average daily volume and rate per contract figures for prior periods have been revised due to standardizing NYMEX reporting conventions to follow CME Group’s treatment of post-trade transactions such as exercises, assignments and deliveries.